Exhibit 16.1

February 18, 2020

Securities and Exchange Commission

100 F Street NE
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Neubase Therapeutics, Inc. (the “Company”), set forth in Item 4.01 of the Company’s Current Report on Form 8-K, dated February 13, 2020 (the “Form 8-K”). We agree with the statements concerning our Firm contained in such Item 4.01, except as follows:

•	We have no basis to agree or disagree with the statement made in the first paragraph under Item 4.01, Changes in Registrant’s Certifying Accountant.

•	We disagree with the first sentence of the third paragraph under Item 4.01, Changes in Registrant’s Certifying Accountant. We had a disagreement with certain personnel of the Company responsible for the presentation of its financial statements over the materiality of errors in the Company’s December 31, 2018 interim financial statements and whether a restatement of such interim financial statements was necessary.

•	We have no basis to agree or disagree with the statement made in the second sentence of the third paragraph under Item 4.01, Changes in Registrant’s Certifying Accountant.

•	We have no basis to agree or disagree with the statement made in the second sentence of the eighth paragraph under Item 4.01, Changes in Registrant’s Certifying Accountant.

•	We have no basis to agree or disagree with the statements made in the ninth paragraph under Item 4.01, Changes in Registrant’s Certifying Accountant.

This letter does not comment on the Company’s statements in Item 4.02 of the Form 8-K.

Very truly yours,

/s/ CohnReznick LLP